UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2016 (March 24, 2016)

Health Net, Inc.

(formerly known as Chopin Merger Sub II, Inc., successor by merger to Health Net, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	001-12718	47-5208076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street
Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On March 24, 2016, the acquisition of Health Net, Inc., a Delaware corporation (the “Company”), by Centene Corporation, a Delaware corporation (“Centene”), was consummated pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of July 2, 2015 (the “Merger Agreement”), by and among the Company, Centene, Chopin Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Centene (“Merger Sub I”), and Chopin Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Centene (“Merger Sub II”). Upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub I merged with and into the Company (the “First Merger”), with the Company as the surviving corporation (the “First Surviving Corporation”), and (ii) immediately after the consummation of the First Merger, the First Surviving Corporation merged with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving company under the name “Health Net, Inc.”

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Mergers, effective as of March 24, 2016, the employment of each of the following officers with Health Net, Inc. was terminated: Jay M. Gellert, President and Chief Executive Officer of the Company, James E. Woys, Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer of the Company, Juanell Hefner, Chief Administration Officer of the Company, and Steven D. Tough, President, Government Programs of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Health Net, Inc. (formerly known as Chopin Merger Sub II, Inc.), as successor by merger to the registrant, has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH NET, INC.
By:	/s/ Keith H. Williamson
Name:	Keith H. Williamson
Title:	Secretary

Date: March 30, 2016